Filed Pursuant to Rule 424(b)(3)
                                              File No. 333-120752


                           ENNIS, INC.

            PROSPECTUS SUPPLEMENT DATED MAY 19, 2005
                               TO
                PROSPECTUS DATED DECEMBER 3, 2004

     This prospectus supplement supplements our prospectus dated December 3, 2004, as supplemented by our prospectus supplements dated January 4, 2005 and April 4, 2005, to reflect changes in the Selling Shareholders table. More specifically, the Laurence Bruce Ashkin Irrevocable Marital Trust is added to the table as a beneficial owner of 447,261 shares of our common stock. In addition, the footnote for Laurence Ashkin is revised as set forth below. This prospectus supplement should be read in conjunction with the prospectus and the other prospectus supplements, which are to be delivered with this prospectus supplement, and is qualified by reference to the prospectus and prospectus supplements except to the extent that the information contained herein supersedes the information contained therein.

                      SELLING SHAREHOLDERS

                     Beneficial                   Beneficial
                  Ownership Before              Ownership After
                   this Offering                 this Offering
                --------------------           ------------------
   Name and
    Address      Number              Shares    Number
 of Beneficial     of                 Being      of
     Owner       Shares   Percentage Offered   Shares  Percentage
--------------- --------  ---------- -------   ------  ----------
Laurence
Ashkin(1)        566,732     2.2     566,732     0        *

Laurence Bruce
Ashkin
Irrevocable
Marital
Trust(2)         447,261     1.8     447,261     0        *

* Indicates less than 1%.

(1)Includes 20,593 shares that are held in escrow pursuant to the stock pledge and escrow agreement. Also includes 12,561 shares that Laurence Ashkin may purchase pursuant to the Restricted Stock Agreement. Mr. Ashkin is an investment advisor to the trustee of the Laurence Bruce Ashkin
   Irrevocable Marital Trust. Accordingly, the 447,261 shares owned of record by the Laurence Bruce Ashkin Irrevocable Marital Trust may also be deemed to be beneficially owned by Mr. Ashkin, and are included in his total.

(2)The address of the Laurence Bruce Ashkin Irrevocable Marital Trust is c/o Centrum Properties, Inc., 225 West Hubbard Street, Chicago, Illinois 60610. The 447,261 shares owned of record by the Laurence Bruce Ashkin Irrevocable Marital Trust may also be deemed to be beneficially owned by Laurence Ashkin, as investment advisor to the trustee of the Laurence Bruce Ashkin Irrevocable Marital Trust.